Exhibit 10.9

Execution Copy

BUILDING LEASE AGREEMENT

Between

Hynix Semiconductor Inc.

(as Lessor)

and

MagnaChip Semiconductor, Ltd.

(as Lessee)

with respect to

certain Buildings and Warehouses located in Cheong-Ju

the Republic of Korea

October 6, 2004

-i-

EXHIBIT A-1	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS AND LAND (Outdoor Warehouse)

EXHIBIT A-2	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Temporary Warehouses)

EXHIBIT A-3	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Generator Buildings)

EXHIBIT A-4	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Assembly Building)

EXHIBIT A-5	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Maxon Building)

EXHIBIT A-6	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Bonded Warehouse)

EXHIBIT A-7	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Chemical Warehouse - 1)

EXHIBIT A-8	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Chemical Warehouse - 2)

EXHIBIT A-9	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Low Temperature Warehouse)

EXHIBIT A-10	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Bonded Warehouse - 2)

EXHIBIT A-11	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Chemical Warehouse)

EXHIBIT A-12	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Gas Storage Warehouse)

EXHIBIT A-13	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDINGS (Assembly Building Basement)

EXHIBIT B-1	LEASED BUILDINGS AND LESSEE COMPLEX

EXHIBIT B-2	LESSOR COMPLEX

EXHIBIT B-3	LAND

EXHIBIT C	RENT CALCULATION FOR MONTHLY UNIT RENT

EXHIBIT D	LESSOR MAINTENANCE SERVICES

EXHIBIT E	RULES AND REGULATIONS

ii

BUILDING LEASE AGREEMENT

This BUILDING LEASE AGREEMENT (this “Agreement” or this “Lease”), dated as of October 6, 2004, is entered into by and between:

(1)	Hynix Semiconductor Inc., a company organized and existing under the laws of the Republic of Korea (“Korea”) with its registered office at San-136-1, Ami-Ri, Bubal-Eub, Ichon-Si, Kyoungki-Do, Korea (“Lessor”); and

(2)	MagnaChip Semiconductor, Ltd., a company organized and existing under the laws of Korea with its registered office at 1 Hyangjeong-dong, Heungduk-gu, Cheongju City, Chung Cheong Bok-do, Korea(“Lessee”) (each a “Party”, and collectively the “Parties”).

RECITALS

WHEREAS, the Parties have entered into a certain business transfer agreement dated June 12, 2004, as amended (the “BTA”) pursuant to which, among other things, Lessee has agreed to acquire the Acquired Assets (as defined in the BTA) from Lessor subject to the terms and conditions set forth in the BTA;

WHEREAS, the Parties desire to enter into an agreement as contemplated by the BTA whereby Lessor leases to Lessee all or certain parts of the Leased Buildings, defined below, and the Supporting Land supporting such Leased Buildings (as defined below), which are necessary for Lessee’s Business (as defined below) and for the operation of facilities necessary for its business, in accordance with this Agreement; and

WHEREAS, the execution and delivery of this Agreement is a condition to the Closing under the BTA.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, Lessor and Lessee agree as follows:

Article 1. Definitions

1.1.	Unless otherwise defined herein or defined in the BTA, all capitalized terms shall have the meanings set forth below:

“Affiliate” shall have the meaning ascribed to such term in the BTA.

“Alterations” shall have the meaning ascribed to such term in Section 9.3.

“Alternate Space” shall have the meaning ascribed to such term in Section 7.2.

“Applicable Laws” shall mean all laws, constitutions, statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, consent orders and decrees, policies, guidelines or any interpretations of any of the foregoing, including general principles of civil law and equity, issued by any Governmental Entity having or exercising jurisdiction over or otherwise affecting any Party, the Business or the Leased Buildings.

“Assembly Building” shall mean the Assembly Building shown on Exhibit A-4, including the portions demised to Lessee as Leased Premises, containing the Assembly Building Underground Facilities Area, rooftop Cooling Tower equipment, portions of the Joint Use Area known as the CMS Room, and the Common Areas identified on the attached Exhibit A-4 as shower room and stairways, as well as the necessary and appropriate Common Areas of the Leased Building for access to such Leased Premises and shared Common Areas.

“Basement 2 of R Building” shall have the meaning ascribed to such term in Section 3.2(b).

“BTA” shall have the meaning ascribed to such term in the Recitals.

“Book Value” shall mean Lessor’s book value for the particular asset as set forth in Lessor’s financial statements as of December 31, 2003 as amortized in accordance with Lessor’s accounting practices as of December 31, 2003 and adjusted from time to time (a) as a result of the installation of capital improvements or as a result of the incurrence of capital expenditures as determined in accordance with Korean generally accepted accounting principles, or (b) as a result of revaluation as may be permitted by Applicable Laws.

“Business” shall mean any business conducted by the Lessee as of the Closing Date as well as Permitted Uses.

“Calculation Date” shall have the meaning ascribed to such term in Section 4.

“Closing” shall have the meaning ascribed to such term in the BTA.

“Closing Date” shall have the meaning ascribed to such term in the BTA.

“Common Areas” shall mean Common Areas of the Leased Buildings and Common Areas of the Lessor Complex, as appropriate for the context.

“Common Areas of the Leased Buildings” shall mean the areas of the Leased Buildings used in common by Lessor and Lessee on a shared basis, including the corridors, hallways, stairways, entryways and lavatories, elevators, central mechanical rooms, elevator machine rooms, pump rooms, loading dock facilities, electrical and communication rooms, postal, security facilities, janitorial facilities, corridors, lobbies, reception areas, atriums, fire vestibules, elevator foyers, service elevator receiving areas, mailrooms, electric and communication closets, public areas, as well as balconies, terraces and patios on floors where other Common Areas of the Leased Buildings exist.

“Common Areas of the Lessor Complex” shall have the meaning set forth in Section 2.2 of the Lease.

“Consents” shall mean any consents, approvals, waivers or authorizations to be obtained from, or notices to be given to, any persons or entities, and includes Governmental Authorizations.

“Coordinating Committee” shall have the meaning ascribed to such term in Section 26.1.

“Damages” shall mean any and all losses, settlements, expenses, liabilities, obligations, claims, damages (including any governmental penalty or costs of investigation, clean-up and remediation), deficiencies, royalties, interest, costs and expenses (including reasonable attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incident to the successful enforcement of this Agreement), the extent of which are recoverable under Korean law, but shall specifically exclude Excluded Damages.

“Due Date” shall have the meaning ascribed to such term in Section 6.1.

“Event of Force Majeure” shall have the meaning ascribed to such term in Section 25.1.

“Excluded Damages” shall mean any punitive damages.

“Extension Term” shall have the meaning ascribed to such term in Section 3.1.

“General Service Supply Agreement” shall mean that certain General Service Supply Agreement between Lessor and Lessee, dated as of the same date hereof.

“Generator Buildings” shall mean the Gas Plant C-1 Generator Building and the C-2 Generator Building that house the generators serving the C1 and C2 Buildings, each of which is shown on Exhibit A-3.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or otherwise pursuant to any Applicable Law, and any registration with, or report or notice to, any Governmental entity pursuant to any Applicable Law.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Grace Period” shall have the meaning ascribed to such term in Section 16.1.

“Indemnified Person” of a Party shall mean the Party and its Subsidiary (as defined in the BTA), and any shareholder, partner, member, director, officer, employee, agent or representative of the Party or such Subsidiary.

“Initial Lease Term” shall have the meaning ascribed to such term in Section 3.1.

“Invoice” shall have the meaning ascribed to such term in Section 6.1.

“Joint Use Area” shall mean those portions of the applicable Leased Building which are demised to Lessee or retained by Lessor and to be used jointly, as more specifically depicted on Exhibits A-3, A-4 and A-12.

“Land” shall mean certain portion of lots on which the Leased Buildings are located, as more specifically identified on Exhibit B-3.

“Leased Buildings” shall mean the Assembly Building, Generator Buildings, Bonded Warehouse, Chemical Warehouse - 1, Chemical Warehouse - 2, Low Temperature Warehouse, Bonded Warehouse -2, Chemical Warehouse, Gas Storage Warehouse, Temporary Warehouses and the Maxon Building, located in the Lessor Complex, as more specifically identified pictorially in Exhibit B-1.

“Leased Premises” shall mean (i) the portion of the Leased Buildings occupied exclusively by the Lessee, comprising approximately 11,906.96 square meters and more specifically outlined on Exhibit A-1 through A-13, (ii) the portion of the Joint Use Area designated as Lessee’s Leased Premises, and (iii) the Supporting Land. Leased Premises expressly excludes the Maxon Building Second Floor Premises.

“Lease Right” shall have the meaning contained in Section 2.3.

“Lease Term” shall have the meaning ascribed to such term in Section 3.1.

“Lease Year” shall mean the one year period beginning on the Closing Date and each anniversary thereafter.

“Lessee” shall have the meaning contained in the Preamble of this Agreement.

“Lessee Complex” shall mean the manufacture, testing, packaging, research and development and other facilities (including buildings) owned by Lessee, located at Cheong-Ju, Korea, and more specifically depicted on Exhibit B-1.

“Lessee Complex Lease Agreement” shall mean the Building Lease Agreement dated as of the same date hereof, entered into by and between Lessor and Lessee with respect to R Building, C1 Building and C2 Building located in the Lessee Complex.

“Lessor” shall have the meaning contained in the Preamble of this Agreement.

“Lessor Complex” shall mean the manufacture, testing, packaging, research and development and other facilities (including buildings) owned by Lessor, located at Cheong-Ju, Korea, and more specifically depicted on Exhibit B-2.

“Lessor Financing” shall have the meaning ascribed to such term in Section 2.3.

“Lessor Maintenance Fee” shall have the meaning contained in Section 5.2.

“Lessor Work” shall have the meaning contained in Article 11.

“Lessor’s Mortgagees” shall have the meaning ascribed to such term in Section 2.3.

“Lien” shall mean any lien, charge, claim, agreement to sell, pledge, security interest, judgment, conditional sale agreement or other title retention agreement, finance lease, mortgage, deed of trust, security agreement, right of first refusal or offer (or other similar right), option, restriction, tenancy, license, covenant, encroachment (whether upon any real property or by any improvement situated on any real property onto any adjoining real property or onto any easement area), right of way, easement, title defect or other encumbrance or title matter, existing as of the Closing Date.

“Maxon Building” shall mean the Maxon Building, which is the Education and Training Center, in or adjacent to the Lessor Complex more specifically identified in Exhibit A-5 containing the Idleness Equipment Warehouse, the basement, and the guardroom providing facilities for Lessee’s security forces, and served by necessary and appropriate Common Areas of the Lessor Complex, public road ways and all necessary and common areas for Lessee’s benefit in, on, under and around the Maxon Building to use the Maxon Building with the same rights as if it were situated entirely on the Lessor Complex.

“Maxon Building Second Floor Premises” shall have the meaning ascribed to such term in Section 2.1.

“Maxon Building Second Floor Rent” shall have the meaning contained in Section 2.1.

“Monthly Unit Rent” shall mean the amount of Rent with respect to each Leased Building in terms of rent per square meter for each month of the Lease Term.

“Other Costs” shall have the meaning ascribed to such term in Section 6.3.

“Other Occupants of the Leased Buildings” shall mean the third parties occupying portions of the Leased Buildings under lease or occupancy agreements with Lessor.

“Other Rent” shall have the meaning ascribed to such term in Section 4.1.

“Permitted Uses” shall mean the use of the Leased Buildings to conduct the Business or any other semiconductor, information technology or other technology related business.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.

“Property Damage” shall have the meaning ascribed to such term in Section 21.1.

“Rent” shall mean, collectively, Maxon Building Second Floor Rent and Other Rent.

“Rent Calculation for Monthly Unit Rent “ shall have the meaning set forth in Exhibit C.

“Restricted Areas” shall have the meaning ascribed to such term in Section 7.5.

“Rules and Regulations” shall mean the reasonable rules and regulations, including those attached as Exhibit E to this Agreement, adopted by Lessor and applied generally to the Leased Premises, Common Areas of the Leased Buildings and Common Areas of the Lessor Complex, if any, (a) which rules and regulations have been previously provided to Lessee, (b) shall be uniformly applied to all occupants of the Leased Premises, Common Areas of the Leased Buildings or Common Areas of the Lessor Complex, including Lessor, and (c) do not diminish the rights or increase the liabilities of the Lessee as otherwise provided under this Agreement.

“Second Priority” shall have the meaning ascribed to such term in Section 2.3.

“Subsidiary” shall have the meaning ascribed to such term in the BTA.

“Successor” shall have the meaning ascribed to such term in Section 14.1.

“Supporting Land” shall mean the land beneath the Leased Buildings comprising the Leased Premises (other than the land under the Assembly Building and under the Maxon Building).

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity pursuant to any Applicable Law levied on the Leased Buildings. Taxes shall not include any taxes on income, rents, franchise, gift, gross receipts, or capital stock tax, or similar tax arising from the Lessor’s receipt of rent.

“Temporary Warehouses” shall mean the unregistered temporary warehouse buildings known as the Hook up Warehouses, and shown on Exhibit A-2 as Temporary Warehouse - 1, Temporary Warehouse - 2, and General Warehouse - 1.

“Unregistered Buildings” shall have the meaning ascribed to such term in Section 7.1(d).

“VAT” shall mean the value added Tax required to be paid to the relevant Governmental Entity in respect of the lease of the Leased Buildings to Lessee.

“Warehouses” shall mean Bonded Warehouse, Chemical Warehouse - 1, Chemical Warehouse - 2, Low Temperature Warehouse, Bonded Warehouse - 2, Chemical Warehouse, Gas Storage Warehouse, Temporary Warehouses.

“Work Area of the Gas Warehouse Building” shall mean the area so designated in the Exhibit A-12 attached hereto and shared by Lessor and Lessee as Joint Use Area.

1.2.	Rules of Interpretation.

(a)	When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)	Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)	The words “hereof”, “hereto”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Agreement unless otherwise specified.

(d)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)	A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)	Headings are for convenience only and do not affect the interpretation of the provisions of this Agreement.

(i)	Any Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Agreement.

Article 2. Premises

2.1.	In consideration of the Rent hereby agreed to be paid to Lessor by Lessee and the agreements and covenants herein made by Lessee, during the Lease Term, Lessor hereby leases to Lessee the Leased Premises, and grants the right to use the Common Areas of the Leased Buildings, and the right to use the Common Areas of the Lessor Complex upon the terms and conditions contained herein. The second floor of the Maxon Building (“Maxon Building Second Floor Premises”), or portions of it, may be leased on a temporary basis at Lessee’s option on or after January 1, 2005, and the rent therefor shall be based on actual cost, calculated in accordance with Rent Calculation for Monthly Unit Rent, and shall be pro rated based on the number of days/hours such second floor is used by Lessee (the “Maxon Building Second Floor Rent”) provided, however, that the second floor of the Maxon Building, or portions of it, and the land thereunder, so leased shall not be part of the Leased Premises.

2.2.	As consideration for the Rent hereby agreed to be paid to Lessor by Lessee, as an essential inducement to Lessee to enter into this Agreement, as one of the necessary rights for the use and benefit of this Agreement by Lessee, and as consideration for the agreements and covenants herein made by Lessee, Lessor hereby grants to Lessee with a right (i) to access and ingress to, and egress from, the Lessor Complex for the purpose of using the Leased Premises in accordance with this Agreement, (ii) to use the Common

Areas of the Leased Building and (iii) to pass and repass to and from and through the Leased Buildings or any part thereof over and along roads, accessways, paths, corridors, hallways, highways, usable areas in, over, under and between the Leased Buildings, skybridges, including those connecting C1 Building and Assembly Building, walkways, arcades and all landscaped areas (including pools and fountains) and other thoroughfares within the Lessor Complex owned by Lessor (together the “Common Areas of the Lessor Complex”), provided that Lessee shall fully comply with all Applicable Laws and applicable Rules and Regulations. Lessor represents that all of such portions of the Lessor Complex are available for use by Lessee for the purpose of using the Leased Premises or operating the Business. Lessor acknowledges that any reduction in the rights granted to Lessee under this Section 2.2 would cause immediate and irreparable harm to Lessee and will entitle Lessee in addition to any other remedies Lessee may have hereunder or otherwise under Applicable Laws, (a) to stop any such reduction by injunction, whether such reduction arises from the acts of Lessor, or any other party claiming an interest in the Lessor Complex against Lessor and (b) to reduce the rights granted by Lessee to Lessor under Section 2.2 of the Lessee Complex Lease Agreement. The rights granted hereunder shall be integral to the grants of the rights under Section 2.1 and elsewhere in this Agreement, shall benefit Lessee and run with Lessee’s interest under this Agreement, and shall automatically pass to any successor and permitted assign of Lessee.

2.3.	In addition, Lessor hereby grants to Lessee a right to register the lease and rights created under this Agreement (“deunggi imchakwon”) over the Leased Premises (the “Lease Right”) with the relevant real property registry offices both for land and for buildings for a term of the Lease Term. To the extent permitted by Applicable Law, the Lease Right shall be effective as to the Land, as long as the Leased Buildings remain on the Land and Lessee uses the Leased Buildings for the purpose of operating the Business in accordance with the terms and conditions of this Agreement. The Parties each upon the request of the other agree to submit a joint application to re-register the Lease Right to include any Extension Term. Lessor will take any action necessary to maintain or cause to be maintained the priority of the Lease Right (the “Second Priority”), subordinate only to the registered rights of Lessor’s mortgagees (“Lessor’s Mortgagees”) as of one (1) day prior to the Closing Date, and any re-financing or replacement of their mortgage loans (each, a “Lessor Financing”) secured against the Leased Buildings during the Lease Term. Lessee acknowledges that any Lessor Financing may be refinanced or replaced from time to time, and Lessee agrees to take any action reasonably requested by Lessor at Lessor’s sole cost in connection therewith including de-registration of the Lease Right so long as Lessor and any applicable Lessor’s mortgagee takes any action necessary to maintain or cause to be maintained the Second Priority of the Lease Right, including re-registration thereof.

2.4.	Lessee acknowledges and agrees that Lessee has the right to occupy and use the Leased Premises only for the purposes provided, and upon the terms and conditions set forth, in this Agreement.

2.5.	With respect to the Generator Buildings, each of Lessor and Lessee shall cooperate with the other Party and take or cause to be taken such action as may be reasonably requested by the other Party in order to, among other requirements, institute a security program to restrict access to the Generator Buildings solely to approved personnel. Notwithstanding anything to the contrary set forth herein, (i) with respect to Gas Plant C-1 Generator Building, Lessor shall retain 200.4 square meters to be used as Joint Use Area, and Lessee shall lease as Leased Premises 183.6 square meters to be used as Joint Use Area, and (ii) with respect to the Generator C-2 Building, Lessor shall retain 120 square meters to be used as Joint Use Area, and Lessee shall lease as Leased Premises 240 square meters to be used as Joint Use Area.

2.6.	In addition to the Leased Premises leased herein, Lessor and Lessee acknowledge and agree that there may be additional space which has not been identified but which historically has been primarily used by the System IC Division of Lessor and which shall continue to be required or desired by Lessee. If, within one year of the Closing Date, any such additional space is identified and requested by Lessee, Lessor shall provide such additional space to Lessee in a manner consistent with the other Leased Premises, at a price no greater than actual cost, and, to the extent applicable, calculated consistently with the formula set forth on Exhibit C.

2.7.	With respect to the CMS Room in the Assembly Building, each of Lessor and Lessee shall cooperate with the other Party and take or cause to be taken such action as may be reasonably requested by the other Party in order to, among other requirements, institute a security program to restrict access to the CMS Room solely to approved personnel. Notwithstanding anything to the contrary set forth herein, with respect to the CMS Room, Lessor shall retain 81 square meters to be used as Joint Use Area, and Lessee shall lease as Leased Premises 81 square meters to be used as Joint Use Area.

2.8.	With respect to the Work Area in the Gas Warehouse Building, each of Lessor and Lessee shall cooperate with the other Party and take or cause to be taken such action as may be reasonably requested by the other Party in order to, among other requirements, institute a shared space program for the Work Area in the Gas Warehouse Building. Notwithstanding anything to the contrary set forth herein, with respect to the Work Area in the Gas Warehouse Building, Lessor shall retain 162.5 square meters to be used as Joint Use Area, and Lessee shall lease as Leased Premises 162.5 square meters to be used as Joint Use Area.

2.9.	Each Party shall cooperate with the other Party and take or cause to be taken such actions as may be reasonably requested by the other Party in order to comply with the other Party’s reasonable security rules and regulations.

Article 3. Term

3.1.	The initial term of this Agreement (the “Initial Lease Term”) shall be for twenty (20) years from the Closing Date, which Initial Lease Term shall, subject to the termination provisions of Article 13, be automatically extended for successive ten (10) year periods (each, an “Extension Term”; the Lease Term and all Extension Terms are collectively referred herein as the “Lease Term”), under the terms and conditions hereof, (i) unless otherwise agreed between the Parties and (ii) as long as the Leased Buildings remain on the Land and Lessee uses the Leased Premises for the purpose of operating the Business. In any event, Lessor and Lessee will undertake such action to extend the Lease Term in the event the automatic extension is not enforceable.

3.2.	Notwithstanding the foregoing:

(a)	with respect to the Maxon Building Second Floor Premises, Lessee shall lease such space for successive one (1) year terms which may be terminated by Lessor upon three (3) months’ advance notice by Lessor; provided (i) Lessee shall only pay

Rent to the extent that it actually uses such space during any such one (1) year term, and (ii) to the extent such space is not available for any reason, Lessee shall have the right to lease any substitute space possessed by Lessor to the extent available or any substitute space used by Lessor on a pro-rated basis, and Lessee’s right to lease shall be under the same terms as set forth in subsection (a)(i); and,

(b)	with respect to the Idle Equipment Warehouse in the Maxon Building, the term of this Agreement with respect thereto shall be for successive one (1) year terms, which may be terminated by Lessor upon three (3) months’ advance notice; provided that in the event of any such termination, Lessee may, as landlord under the Lessee Complex Lease Agreement, exclude from the tenant’s leased premises the second basement of the R Building (“Basement 2 of R Building”). In such event, the Basement 2 of R Building shall revert to the Lessee, as landlord, and any rent adjustment for such reduction in Leased Premises shall be completed by the parties within a commercially reasonable period of time.

Article 4. Rent; Taxes

4.1.	Except as otherwise provided in Section 2.1 herein with respect to the Maxon Building, the monthly rent for all of the Leased Premises, exclusive of VAT (the “Other Rent”), for the first four (4) years of the Initial Lease Term, shall be the sum for all of the Leased Premises of the calculation for each Leased Building of the applicable Monthly Unit Rent as of December 31, 2003 derived in accordance with Exhibit C multiplied by the number of square meters in the Leased Premises of the applicable Leased Building. Commencing on the fourth (4th) anniversary of the Closing Date, or on the first day of the immediately succeeding calendar month if the Closing Date is not the first day of the calendar month, and every anniversary of such date (each, a “Calculation Date”), the Other Rent for each Leased Premises in each Leased Building will be recalculated annually based on the Rent Calculation for Monthly Unit Rent attached as Exhibit C, multiplied by the number of square meters in the Leased Premises of the applicable Leased Building.

4.2.	Provided the square meters of the Leased Premises for the particular Leased Building are more than fifty percent (50%) of all of the square meters of the Leased Building, Lessee shall have the right to require Lessor to contest the amount or validity of any Taxes or other claim (collectively, “Claims”) relating to such Leased Building, if Lessee in good faith, reasonably believes they are incorrect, in which case Lessee may pay under protest while the Claim is contested, or delay payment thereof or compliance therewith to the extent they are being so contested, provided that (i) Lessee shall pay or perform the contest of such Claim, and the amount due for such Claims as finally determined; (ii) such contest shall not otherwise cause Lessor to be in default under any contracts or legally enforceable requirements of third parties including any Governmental Entity which are binding upon Lessor; or cause any material part of the Leased Buildings or any Rent therefrom to be in any immediate danger of sale, forfeiture, attachment or loss; and (iii) Lessee shall indemnify, protect, defend and hold harmless Lessor from and against any Damage, incurred by Lessor in connection therewith or as a result thereof.

Article 5. Maintenance; Lessor Maintenance Fee

5.1.	Lessor shall be obligated to perform all maintenance and repairs, and to the extent not provided for in the General Service Supply Agreement, to supply all customary services with respect to the Leased Premises and Common Areas as more fully described on Exhibit D (“Lessor Maintenance Services”).

5.2.	The amount of monthly maintenance fee for the Lessor Maintenance Services, exclusive of VAT, (the “Lessor Maintenance Fee”) shall be initially calculated for each of the first four (4) Lease Years as follows: two percent (2%) of each Leased Building’s Book Value as of December 31, 2003; divided by the number of square meters in the applicable Leased Building; divided by twelve (12). Then such monthly per square meter Lessor Maintenance Fee shall be multiplied by the number of square meters in the Leased Premises of the applicable Leased Building.

5.3.	Thereafter, the Lessor Maintenance Fee shall be recalculated annually to increase or decrease by the same percentage as the change in the consumer price index published by the Korean National Statistical Office of the Ministry of Finance and Economy (each, an “Index”), or any of its equivalent if an Index is not available, between the Index published most recently prior to the Calculation Date compared to the Index published most recently prior to one year before such Calculation Date.

5.4.	Lessor shall perform all Lessor Maintenance Service necessary to maintain the Leased Buildings in as good condition as exists as of the Closing Date, reasonable wear and tear excepted.

5.5.	The Lessor Maintenance Fee shall be charged from the Closing Date.

5.6.	Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that it is their mutual intent that the Lessor Maintenance Fee for the Lessor Maintenance Services provided hereunder shall be no greater than the actual cost reasonably incurred to provide such Lessor Maintenance Services. The Parties agree to cooperate in good faith in furtherance of the foregoing, including by adjusting the Lessor Maintenance Fee from time to time if necessary in order to effectuate this intent. Lessor shall use its commercially reasonable efforts to minimize the costs incurred to provide the Lessor Maintenance Services.

Article 6. Payment of Rent and Lessor Maintenance Fee

6.1.	Lessor shall provide an invoice (the “Invoice”) to Lessee by the 10th day of each calendar month which shall include the amounts of Rent (including Taxes), Lessor Maintenance Fee, Other Costs (as defined in Section 6.3) and the corresponding VAT amount payable by Lessee for such month. Lessee shall pay in aggregate the Rent, Lessor Maintenance Fee, Other Costs and the corresponding VAT amount stated on each Invoice to the Lessor’s designated account, or as otherwise designated by Lessor, by means of a wire transfer in immediately available funds by the 25th day of each calendar month (the “Due Date”). Lessee shall review each Invoice for Taxes by the 20th day of each month, and, notwithstanding anything herein to the contrary, if not in agreement with the amount, then Lessee may require the Lessor to contest such Taxes as provided in Section 4.3 of this Agreement.

6.2.	For the Initial Lease Term or any Extension Term which is less than a full calendar month, the amount of Rent, Lessor Maintenance Fee and the corresponding VAT amount payable by Lessee shall be equal to a pro rata portion of the Rent, Lessor Maintenance Fee and the corresponding VAT amount, based on a ratio of the number of days during such month that the Initial Lease Term, or applicable Extension Term, as the case may be, is in effect to the total number of days in such month.

6.3.	If (a) the Rent and/or Lessor Maintenance Fee are not paid on or before the Due Date or (b) any other amounts payable herein including payments due by either Party with respect to Damages (collectively, the “Other Costs”) are not paid when due, after the passage of any applicable grace and/or cure period, Lessee or Lessor, as applicable, shall be liable for and pay interest on the outstanding amounts of the Rent, Lessor Maintenance Fee and/or Other Costs at a rate of eight percent (8%) per annum calculated from and including the sixth day after the Due Date until the date the Rent, the Lessor Maintenance Fee and/or Other Costs are received by the Party to whom they are due.

6.4.	Lessee shall be responsible for payment of any VAT levied on the Rent, Lessor Maintenance Fee and/or Other Costs due from it to Lessor under this Agreement.

6.5.	Lessor shall, at the request of Lessee, provide the Lessee with relevant data and records for the calculation of the Rent, Lessor Maintenance Fee, Other Costs and VAT and determination of Lessor’s compliance with its obligations under this Agreement; provided that Lessee may make no more than one such request per calendar quarter and any such request must be reasonably specific. Lessor shall prepare and maintain proper books and records of all matters pertaining to the calculation of Rent, Lessor Maintenance Fee, Other Costs and VAT under this Agreement. Subject to Article 26 and the first sentence of this Section 6.5, upon seven (7) days prior written notice, Lessee, or its authorized representatives, may examine during normal business hours, the books, records and documents of Lessor to the extent reasonably necessary for verification of any invoice or compliance under this Agreement; provided, however, that if a Lessor is to provide such books and records to Lessee for such Lessee’s examination and photocopying purposes, Lessor may blackout any information contained in such books and records that relates to Lessor other than information regarding the calculation of the Rent, Lessor Maintenance Fee, Other Costs and VAT and that is required for the determination of Lessor’s compliance with its obligations under this Agreement.

6.6.	Notwithstanding anything herein to the contrary, in the event of a bankruptcy filing with respect to Lessee, Lessee shall deposit with Lessor an amount equal to the Rent paid by Lessee during the immediately preceding full calendar month under the terms of this Agreement, against which will be credited Rent payable by Lessee over the thirty day period following such deposit. Lessee shall renew such deposit each thirty days in each case by reference to the Rent paid by Lessee during the full calendar month immediately preceding any such renewal until such bankruptcy protection filing has been accepted by the bankruptcy court. For the avoidance of doubt, Lessee shall not be relieved of responsibility for, and shall pay when due, any Rent hereunder during any such thirty day period to the extent in excess of the then actual deposit.

Article 7. Representations, Warranties and Covenants

7.1.	Lessor hereby represents and warrants to Lessee that all of the statements contained in this Section 7.1 are true and correct in all material respects as of the Closing Date.

(a)	Organization. Lessor is a corporation duly organized and validly existing under the laws of Korea and has full power and authority to own and lease the Leased Buildings.

(b)	Authorization. Lessor has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Lessor of this Agreement have been duly authorized by all corporate actions on the part of Lessor that are necessary to authorize the execution, delivery and performance by Lessor of this Agreement.

(c)	Binding Agreement. This Agreement has been duly executed and delivered by Lessor and, assuming due and valid authorization, execution and delivery hereof by Lessee, is a valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of injunctive relief may be subject to the discretion of the court before which any proceeding therefor may be brought or the general principle of good faith and fairness provided for in the Korean Civil Code.

(d)	Title and Consents. Lessor is the legal and beneficial owner of the Leased Buildings and has requisite power to grant the lease hereunder to Lessee and the registration of the Lease Right on the Leased Premises to Lessee, and Lessor has obtained all necessary and relevant Consents in relation to the granting of the Lease Right and, except with regard to the General Warehouse, the Low Temperature Warehouse, the Gas Storage Warehouse and the C-2 Generator Building (the “Unregistered Buildings”), the registration thereof in accordance with Article 8.

(e)	Use of the Leased Buildings. Lessor has obtained all Governmental Authorizations required in connection with the ownership or use of the Leased Buildings. The present condition and use of the Leased Buildings by Lessor complies with all Applicable Laws in all material respects.

(f)	Brokerage. Lessor and its Subsidiaries have not made any agreement or taken any other action which might cause any Person (as defined in the BTA) to become entitled to a broker’s or finder’s fee or commission as a result of this Agreement.

(g)	NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE BTA, NEITHER LESSOR NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF LESSOR, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. TO THE EXTENT ANY REPRESENTATIONS OR WARRANTIES HEREIN ARE INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE BTA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE BTA SHALL CONTROL.

7.2.	Lessor will maintain the Leased Buildings in material compliance with all Applicable Laws. If the Leased Premises at any time cannot be leased to and occupied by Lessee in compliance with Applicable Laws, whether as a result of the Lessor’s failure to extend the permitted temporary usage in the case of the Temporary Warehouses or for other reasons with respect to any of the Leased Buildings, other than due to Lessee’s acts, omissions or use of the Leased Premises, then in any of such events, (a) Rent for the applicable Leased Premises shall be abated based on the square meters of the Leased Premises which cannot be leased and occupied, (b) Lessor shall either (i) provide Substitute Premises to the extent that Substitute Premises are in the possession of Lessor, or (ii) use commercially reasonable efforts to locate alternate space for Lessee to occupy (the “Alternate Space”) to the extent that Substitute Premises are not in the possession of Lessor, and (c) Lessor shall pay for all of Lessee’s expenses in demobilization and remobilization to the Substitute Premises to the extent not covered by Lessee’s insurance. Lessee shall pay Rent attributable to the square meters provided in any Substitute Premises based on the formula in Exhibit C or Lessee shall pay rent required by the applicable landlord for the Alternate Space to the extent such Alternate Space is provided by third parties.

7.3.	Lessee hereby represents and warrants to Lessor that all of the statements contained in this Section 7.3 are true and correct in all material respects as of the Closing Date.

(a)	Organization. Lessee is a corporation duly organized and validly existing under the laws of Korea and has full power and authority to carry on its business as heretofore conducted.

(b)	Authorization. Lessee has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Lessee of this Agreement have been duly authorized by all corporate actions on the part of Lessee that are necessary to authorize the execution, delivery and performance by Lessee of this Lease.

(c)	Binding Agreement. This Lease has been duly executed and delivered by Lessee and, assuming due and valid authorization, execution and delivery hereof by Lessor, is a valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of injunctive relief may be subject to the discretion of the court before which any proceeding therefor may be brought or the general principle of good faith and fairness provided for in the Korean Civil Code.

(d)	Brokerage. Lessee and its Subsidiaries have not made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission as a result of the Lease.

(e)	NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE BTA, NEITHER LESSEE NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF LESSEE, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE EXTENT ANY REPRESENTATIONS OR WARRANTIES HEREIN ARE INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE BTA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE BTA SHALL CONTROL.

7.4.	Each Party covenants and agrees to endeavor to cooperate with the other Party so as to minimize any interference with the other Party’s operation of its business, and to instruct its employees to so cooperate.

7.5.	If, for whatever reason, it is necessary for Lessor to gain access to the Leased Premises, then Lessee’s prior consent shall be required, and Lessee covenants and agrees that such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, and except for those restricted areas of the Leased Premises set forth on Exhibit A-1 - A-13 as to which Lessor shall have access only if accompanied by a representative of Lessee (the “Restricted Areas”), Lessor or its employees shall be permitted to have access to the Leased Premises during normal business hours with prior written notice of at least two (2) Business Days (a) specifying the purpose of the inspection of the condition of the Leased Premises, (b) indemnifying Lessee for any Damage that arises as a result of such inspection, and (c) agreeing not to interfere with the ordinary operation of Lessee’s Business; provided, however, such prior notice is not required in case of emergency, risk of injury or property damage. In case of emergency, Lessee shall provide Lessor with access to the Leased Premises (other than Restricted Areas); only on the condition that such emergency could reasonably be expected to cause Lessor to be liable for Damages if Lessor did not address such emergency. Notwithstanding the foregoing, personnel engaged by Lessor providing Lessor Maintenance Service shall have access to the entirety of the Leased Premises, including the Restricted Areas for the purpose of providing Lessor Maintenance Service.

7.6.	From and after the Closing Date, Lessee shall comply in all material respects with all Applicable Laws, including the environmental laws, and with the terms of all Government Authorizations relating to the Lessee’s conduct of its Business in the Leased Buildings.

7.7.	Lessee acknowledges that as part of Lessor’s past practice in operating the Leased Buildings, the Lessor allowed Other Occupants of the Leased Buildings to occupy those spaces designated on Exhibits A-1 through A-13 as Other Occupant Space. Some of the Other Occupants of the Leased Buildings have provided conveniences, amenities, or support for Lessor and the Business. Notwithstanding such past practices, or any other circumstance, Lessor has the right to elect to permit or prohibit the continued occupancy by such Other Occupants of the Leased Buildings as Lessor may decide in its sole discretion, and without any obligation or liability to Lessee for the consequences of such election, including, any obligation or liability to continue to provide the conveniences, amenities or support previously provided by the Other Occupants of the Leased Buildings. Lessor also has the right to replace or add Other Occupants of the Leased Buildings, without any obligation or liability to Lessee, and such Other Occupants of the Leased Buildings shall have the right to share in Lessor’s use of the Common Areas of the Leased Buildings, Common Areas of the Lessee Complex and Common Areas of the Lessor Complex, including rights to use parking, to the extent possessed by Lessor.

7.8.	In the event of a default by Lessee under this Agreement, Lessee covenants and agrees to reimburse Lessor, in full and promptly upon demand, if Lessor sustains any material Damages or is reasonably required to expend any money as a result of a default by Lessee hereunder; provided, however, Lessee shall not reimburse Lessor for any Damages resulting from reasonable wear and tear to the Leased Buildings or fully insured Property Damage.

Article 8. Registration of the Lease Right

8.1.	Lessor hereby consents to the registration of the Lease Right for the benefit of Lessee on the Leased Premises, in accordance with Section 2.3, and shall provide to Lessee all the necessary documents normally required of a lessor for the registration of the Lease Right thereon on or after the Closing Date. Subject to Section 8.2, Lessee shall be entitled to register, on or after the Closing Date, the Lease Right granted under this Agreement with the pertinent real property registry offices both for land and for building, such Lease Right registration having a priority over any Lien established on the Leased Premises other than Liens established thereon by Lessor’s mortgagees. This consent by Lessor shall be deemed to apply to Extension Terms; and Lessor will perform any further requirements of registration of Lease Rights that may reasonably be deemed necessary or appropriate to clarify and vest necessary title in Lessor to make Lessor’s consent hereunder the only consent required which costs and expenses shall be borne by Lessor. The expenses and costs associated with de-registration and re-registration of any prior security interests against Lessor, or after the Closing Date against Lessee, if required pursuant to this paragraph to establish the lien priority, shall be paid by Lessor. Lessor shall, as a condition to any future lien registered against the Lessor’s interest in land or buildings, require such lien holder to take all actions necessary to maintain the Priority of the Lease Right with respect to the Leased Buildings during the Lease Term, including any Extension Term.

8.2.	With respect to the Unregistered Buildings, on or after each such Unregistered Building has been registered in accordance with Applicable Laws in the building ledger, Lessee shall be entitled to register the Lease Right granted under this Agreement with respect to each Unregistered Building with the pertinent real property registry offices, such Lease Right registration having a priority over any Lien established on the Unregistered Buildings other than Liens established thereon by Lessor’s mortgagees. Lessor shall register all of the Unregistered Buildings in accordance with Applicable Laws in the building ledger with one (1) month from the date hereof. Lessor shall indemnify the Lessee Indemnified Parties, and hold the Lessee Indemnified Parties harmless from and against any and all Damages arising out of, resulting from or relating to Lessee not registering on the Closing Date the Lease Right granted under this Agreement with respect to each Unregistered Building with the pertinent real property registry offices.

Article 9. Use, Improvements and Alterations

9.1.	Lessee shall not occupy or use any material portion of the Leased Premises, Common Areas of the Leased Buildings and Common Areas of the Lessor Complex for any purpose whatsoever, other than in connection with the operation of the Business and in compliance with all Applicable Laws and the Rules and Regulations in all material respects. This Agreement and all the terms, covenants and conditions hereof are in all respects subject and subordinate to all Applicable Laws affecting the Leased Buildings.

9.2.	Lessee shall maintain and repair all nonstructural elements, furniture, fixtures, and equipment in the Leased Premises.

9.3.	Lessee, in its sole discretion, but with prior written notice to Lessor, shall have the right, from time to time to make, or cause to be made, at its sole cost and expense, improvements, additions, alterations and changes (collectively, the “Alterations”) to the Leased Premises that it deems necessary or desirable to carry on any activity or use consistent with this Agreement; provided (a) any such Alterations shall be in compliance with Applicable Laws, (b) no such Alterations materially adversely affect the value of the applicable Leased Buildings or Lessor’s contemporaneous occupancy, if any, of the Leased Buildings, and (c) at Lessor’s request, Lessee is required to restore the affected Leased Building to the condition that existed prior to the Alterations by the end of the Lease Term, reasonable wear and tear and insured Property Damage excepted. Lessee shall bear all Taxes to be imposed on all Alterations and facilities newly or additionally installed by Lessee whether a notice of Taxes was issued to Lessee or Lessor. Notwithstanding the foregoing requirement that only such notice be provided to the Lessor, Lessee shall submit a written plan for any material Alteration and shall obtain Lessor’s express consent prior to making any such material Alteration, which consent shall not be unreasonably withheld or delayed.

Article 10. Restricted Matters for Lessee

10.1.	Lessee shall comply with the Rules and Regulations attached hereto as Exhibit E.

10.2.	During the Lease Term, Lessee, its employees, invitees, and agents may park their passenger cars without additional charge (other than as specified herein) on a first come first served basis at the surface parking lots of the Lessor Complex.

Article 11. Lessor Work

11.1.	Lessor shall provide Lessee with advance notice of any repair, alteration or remodeling of the Leased Buildings by Lessor in accordance with this Agreement (“Lessor Work”) as soon as reasonably practicable but in any event Lessor shall provide Lessee with no less than fifteen (15) days advance notice of any such Lessor Work, except to the extent an emergency requires earlier performance of such Lessor Work, and then with such advance notice as is commercially reasonable. If as a result of the Lessor Work, the Lessee’s Business at the Leased Premises at any time cannot be conducted in all material respects equivalent to the conduct of such Business prior to such Lessor Work, then in any such event, (a) Rent for the applicable Leased Premises shall be abated based on the square meters of the Leased Premises which cannot be leased and occupied, (b) to the extent that Substitute Premises are in the possession of Lessor, Lessor shall immediately provide Substitute Premises, or to the extent that Substitute Premises are not in the possession of Lessor, Lessor shall use commercially reasonable efforts to locate Alternate Space, and (c) Lessor shall pay for all of Lessee’s expenses in demobilization from and remobilization to the Substitute Premises. Lessee shall pay Rent attributable to the square meters provided in any Substitute Premises based on the formula in Exhibit C or shall pay rent charged by the landlord for the Alternate Space to the extent such Alternate Space is provided by third parties. Lessor shall not be responsible for the interruption or shortage of any services or suspension of the use of any common facilities that were caused by the Lessor Work. Upon the earlier to occur of the completion of the Lessor Work or the end of the interference with the Business of Lessee, (i) Lessee is obligated to resume occupancy of the Leased Premises, and (ii) Lessee shall resume the payments of the next regularly scheduled Rent, Lessor Maintenance Fee, Other Costs and related VAT in accordance with the terms of this Agreement, pro rated, as applicable, for the number of days of any partial month of Rent.

11.2.	If any Lessor Work would likely materially affect the Business or materially reduce the size of the Leased Premises, Lessor shall obtain Lessee’s consent prior to the commencement of any such Lessor Work such consent not to be unreasonably withheld.

Article 12. Indemnification

12.1.	Lessor shall indemnify Lessee and its Indemnified Persons (the “Lessee Indemnified Parties”), and hold the Lessee Indemnified Parties harmless from and against, any and all Damages arising out of, resulting from or relating to claims by third parties arising from the negligence of Lessor, except to the extent such Damage is caused by the negligence or willful misconduct of any such Lessee Indemnified Party.

12.2.	Lessee shall indemnify Lessor and its Indemnified Persons (the “Lessor Indemnified Parties”) and hold the Lessor Indemnified Parties harmless from and against, any and all Damages arising out of, resulting from or relating to claims by third parties arising from the negligence of Lessee, except to the extent such Damage is caused by the negligence or willful misconduct of any such Lessor Indemnified Party.

12.3.	Lessee agrees to indemnify and hold harmless Lessor for, from and against all Damages asserted against, resulting to, imposed on, or incurred by Lessor arising directly or indirectly from Lessee’s operations at the Warehouses leased by Lessee, including Damages resulting from violations of Applicable Laws, from environmental conditions, and from environmental releases, except to the extent caused by Lessor.

Article 13. Termination; Reduction of Leased Premises

13.1.	Termination. This Agreement may be terminated at any time during the Lease Term of this Agreement upon the occurrence of any of the following events:

(a)	by Lessee with ninety (90) days prior written notice to Lessor for any reason whatsoever;

(b)	by the non-breaching Party serving a written notice of termination to the other Party and to the Coordinating Committee in the event of a material breach or default by such other Party of its obligations hereunder, which default shall not have been cured by the other Party, or otherwise resolved by the Coordinating Committee within sixty (60) days after written notice is provided by the non-breaching Party to the other Party and the Coordinating Committee; or

(c)	by Lessor’s serving sixty (60) days prior written notice thereof to Lessee if Lessee ceases to conduct any Business (provided that an assignment pursuant to Article 14 shall not trigger the application of this provision in so far as such assignee does not cease to conduct the Business).

13.2.	Upon termination of this Agreement, each Party shall discontinue the use of all Confidential Information provided by the other Party in connection with this Agreement, and shall promptly return to the other Party any and all Confidential Information, including documents originally conveyed to it by the other Party and any copies thereof made thereafter.

13.3.	Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties prior to the termination of this Agreement.

13.4.	The respective rights and obligations of the Parties under any Sections which by their nature are intended to extend beyond termination, shall survive the termination or expiry of this Agreement.

13.5.	In the event of the termination of this Agreement pursuant to Section 13.1 hereof, a written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and Lessee or Lessor (as the case may be) shall only be liable thereafter for (i) Damages suffered as a result of fraud or willful breach of this Agreement that occurred prior to the termination of this Agreement, or (ii) the obligations and liabilities of the Parties pursuant to this Agreement that accrued prior to the termination of this Agreement.

13.6.	In addition, upon ninety (90) days’ prior written notice to Lessor, Lessee shall have the right to reduce the Leased Premises and the corresponding Rent and Lessor Maintenance Fee.

13.7.	In no event shall a Party be liable for Excluded Damages.

Article 14. Assignment

14.1.	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto will assign or sublet its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, except that (i) Lessee may assign its rights hereunder as collateral security to any bona fide financial institution engaged in financing in the ordinary course of its business in providing financing to the Warrant Issuer or its Subsidiaries and any of the foregoing financial institutions may assign such rights in connection with a sale of Lessee’s Business in the form then being conducted by Lessee substantially as an entirety; (ii) Lessor and Lessee each may, upon written notice to the other Party (but without the obligation to obtain the consent of such other Party), assign this Agreement or any of its rights and obligations under this Agreement to any person, entity or organization that succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such party, all or substantially all of its assets and liabilities or to all or substantially all of the assets and liabilities of the portion of the Party’s business to which the subject of this Agreement relates or of a division of either Party, if such person or entity agrees in writing to assume and be bound by all of the relevant obligations of such Party under this Agreement; and (iii) Lessee may, upon written notice to Lessor (but without the obligation to obtain the consent of Lessor), assign this Agreement or any of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries of Warrant Issuer.

Article 15. Quiet Enjoyment

Without prejudice to Lessor’s rights under this Agreement or under the Applicable Laws, so long as Lessee pays the Rent, the Lessor Maintenance Fee, and Other Costs, and observes all other material terms, conditions and covenants hereof, Lessor shall ensure that Lessee has the right to quietly enjoy the Leased Buildings without hindrance, molestation or interruption during the Lease Term, subject to the terms and conditions of this Agreement.

Article 16. Surrender

16.1.	Upon the expiration or termination of this Agreement, Lessor and Lessee shall consult in good faith to determine a reasonable grace period (which shall not be more than 6 months) (the “Grace Period”) for Lessee to peaceably and quietly vacate and surrender the Leased Premises to Lessor. For the avoidance of doubt, Lessee shall be obligated to pay the Rent and Lessor Maintenance Fee for the period until the date of surrender of the Leased Premises to Lessor.

16.2.	During the Grace Period, Lessee shall, among other things, restore the Leased Premises to their condition equivalent to that of the Closing Date, reasonable wear and tear and fully insured Property Damage excepted, and as otherwise reasonably acceptable to Lessor by removing at its own expense any Alterations made by Lessee in accordance with the terms and conditions of this Agreement. In the event Lessee fails to vacate, surrender and restore the Leased Premises by the end of the Grace Period, Lessor may move, remove or dispose of any Alterations or other property or belongings remaining in the Leased Premises, and all reasonable expenses incurred therefrom shall be borne by Lessee.

Article 17. Disputes and Governing Law

17.1.	This Agreement shall be governed by and construed in accordance with the laws of Korea, without reference to the choice of law principle thereof.

17.2.	Any Party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other Party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee under this Section 17.2 shall be made by unanimous vote of all members and shall be final and legally binding on the Parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both Parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 17.3. Notwithstanding the foregoing, Lessor and Lessee shall each continue to perform their obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.

17.3.	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the Seoul Central District Court located in Seoul, Korea, in addition to any other remedy to which any Party may be entitled at law or in equity. In addition, the Parties agree that any disputes, claims or controversies between the Parties arising out of or relating to this

Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement shall be submitted to the exclusive jurisdiction of the Seoul Central District Court.

Article 18. Change of Applicable Laws

Lessor shall process, and Lessee shall pay for, every zoning requirement or the requirements imposed by the Applicable Laws, which arise from change of conditions caused by Lessee subsequent to the Closing Date from the operation of the Business, as they come into effect during the Lease Term.

Article 19. Insurance

19.1.	Lessor shall obtain from, keep in force during the Lease Term with, and pay all premiums due to, an insurer(s) holding a A.M. Best Rating of B+ or higher, and reasonably acceptable to Lessee, “all risk” property insurance on the Leased Buildings, with an insurer(s) holding a A.M. Best Rating of B+ or higher and reasonably acceptable to Lessee, insuring 100% of the replacement value thereof. This insurance shall include, but not be limited to, fire and extended coverage perils, and shall include a waiver of claims and waiver of subrogation against the Lessee. Said insurance shall provide for payment of Damages thereunder to Lessor or to the holders of the mortgages or deeds of trust on the Leased Buildings.

19.2.	Lessee shall obtain and keep in force during the Lease Term, at its expense, on its own furniture, furnishings, fixtures and equipment located in the Leased Buildings, with companies reasonably acceptable to Lessor, policies of fire and extended coverage insurance with standard coverage vandalism, malicious mischief and special extended perils (all risk) and shall include a wavier of claims and waiver of subrogation against the Lessor.

19.3.	Lessor and Lessee shall each obtain from, keep in force during the Lease Term with, and pay all premiums due to, an insurer(s) holding a A.M. Best Rating of B+ or higher, Standard Commercial General Liability Insurance. The limits of liability of such insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) per occurrence, Personal Injury including death and One Million Dollars ($1,000,000.00) per occurrence, Property Damage Liability or One Million Dollars ($1,000,000.00) combined single limit for Personal Injury and property Damage Liability.

Article 20. Signage

Lessee shall not make any changes to the exterior of the Leased Buildings, install any exterior lights, decorations, balloons, flags, pennants, banners, or paintings, or erect or install any signs, windows or door lettering, placards, or advertising media of any type which can be viewed from the exterior of the Leased Buildings, without Lessor’s prior written consent which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Lessee has the right to install signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations (i) inside the Leased Premises and not visible from outside the Leased Buildings identifying the presence of Lessee at its sole discretion, or (ii) inside the Leased Premises and visible from outside the Leased Buildings, located in the Common Areas of the Leased Buildings, or located outside the Leased Buildings identifying the presence of Lessee in form and fashion consistent with Lessor’s current signage or otherwise subject to Lessor’s reasonable approval. Upon surrender or vacation of the Leased Premises, Lessee shall have removed all signs it has installed and repair, paint, and/or replace the building facia surface to which its signs are attached. Lessee shall obtain all applicable Governmental Authorizations for sign and exterior treatments at its sole cost and expense. Signage rights in the Common Areas of the Leased Buildings shall be shared equally between Lessor and Lessee. If the size of the signage is limited in the Common Areas of the Leased Buildings or outside of the Leased Buildings, Lessee shall be entitled to a share of signage equal to not less than its proportionate share of all signage which is permitted at the Leased Buildings based on the square meters of the Leased Premises compared to the square meters available for occupancy in the Leased Buildings.

Article 21. Property Damage and Condemnation

21.1.	In the event that any of the Leased Buildings shall be damaged or destroyed by fire or other event (each, a “Property Damage”) the Lessor shall promptly commence repair of the applicable Leased Building and diligently restore the same to substantially the same condition as existed immediately prior to the event of such Property Damage. During the period from the date of such Property Damage until the applicable Leased Building is repaired and restored, (a) Lessee’s obligation to pay the Rent, Lessor Maintenance Fee, any Other Costs and related VAT due hereunder shall abate based on the square meters of the Leased Premises which are untenantable as a result of such damage, based on the formula in Exhibit C, (b) if Lessor caused the Property Damage, Lessor shall contemporaneously provide Lessee with premises that are vacant, in substitution for and equivalent to the affected Leased Building for which Lessee shall pay Rent attributable to the square meters provided based on the formula in Exhibit C (“Substitute Premises”) and (c) if Lessor did not cause the Property Damage, (i) to the extent that Substitute Premises are in the possession of Lessor, Lessor shall provide the Substitute Premises for which Lessee shall pay Rent attributable to the square meters provided based on the formula in

Exhibit D, or (ii) to the extent that Substitute Premises are not in the possession of Lessor, Lessor shall use commercially reasonable efforts to locate Alternate Space for which Lessee shall pay rent to the extent such Alternate Space is provided by third parties. Upon the earlier to occur of the completion of such repair or the end of the interference with the Business of Lessee, (i) Lessee is obligated to resume the occupancy of the Leased Premises, and (ii) Lessee shall resume the payments of Rent, Lessor Maintenance Fee, Other Costs and related VAT in accordance with the terms of the Agreement, pro rated, as applicable, for the number of days of any partial month of Rent.

21.2.	If (a) the whole of any Leased Building shall be taken or condemned for a public or quasi-public use or purpose by a competent authority, or (b) such portion of any Leased Building or Leased Premises shall be so taken that as a result thereof the balance cannot continue to be used by Lessee for the reasonable conduct of the Business, then in either of such events (x) Lessor shall immediately provide Substitute Premises, and (y) any award, compensation, or damages (hereinafter sometimes called the “award”), shall be paid to and be the sole property of Lessor, but nothing therein shall preclude Lessee from proving (to the extent allowable by law) its damages with respect to moving expenses and Damages of personal property, and receiving an award therefor. In such event, Lessee shall continue to pay Rent until this Agreement is terminated and shall continue to pay rent under the lease for the Substitute Premises.

21.3.	If only a part of any Leased Premises shall be so taken or condemned, and, as a result thereof, the balance of the Leased Premises can be used by Lessee, in its reasonable opinion, for the reasonable conduct of the Business, Lessor shall perform such construction to the balance of the applicable Leased Premises to make it usable for

Lessee. Rent shall be equitably abated based on the square meters that are untenantable as a result of such taking, based on the formula in Exhibit C. Any portion of the award which has not been expended by Lessor for such repair or restoration shall be retained by Lessor as Lessor’s sole property.

21.4.	Intentionally Deleted.

Article 22. Lessor Waiver

Lessor agrees to execute, upon the request of Lessee, an agreement in favor of any lender to Lessee, agreeing to allow such lender to temporarily occupy the Leased Premises if Lessee defaults under the lender’s loan, for the limited purpose of recovering any collateral of such lender located at the Leased Premises, provided such agreement provides for the payment of the Rent, Lessor Maintenance Fee, Other Costs and VAT by the Lessee’s lender during the period of such occupancy.

Article 23. Right of First Refusal

23.1.	Following Lessee’s occupancy of the Warehouses and subject to the rights of Lessor as the current occupant of the remainder of the Warehouses (“Expansion Space”), Lessee shall have a Right of First Refusal on the Expansion Space as set forth below:

(a)	Right of First Refusal. If Lessor shall receive an offer to lease the Expansion Space, which offer Lessor shall desire to accept, Lessor shall transmit a memorandum of the said offer to Lessee. The memorandum shall set forth in detail the terms of the offer, including a description of the space, the rent (including any abatement and escalations), condition of the space (i.e., as is, building standard construction, tenant improvement allowances), and any other material terms of the offer. Within thirty (30) days of receiving Lessor’s memorandum, Lessee shall, by written notice to Lessor exercise the right (each, a “Right of First Refusal”), to accept the Expansion Space upon either (i) the terms and conditions stated in the offer or (ii) the terms and conditions set forth in Section 23.1(c) and 23.1(d). Lessee’s failure to make the election shall be deemed a rejection of the Expansion Space. Upon Lessee’s acceptance of the Expansion Space, the parties shall execute an amendment incorporating the Expansion Space into the Lease subject to all of the terms, covenants, and conditions herein, except as modified by the terms of the offer (if Lessee has elected option (i) above). Notwithstanding anything to the contrary in the offer, the terms of the Lease for the Expansion Space shall be as provided in Section 23.1(c) immediately below. Notwithstanding that Lessee should fail or refuse to exercise its Right of First Refusal in the manner herein provided, if the Expansion Space, or any part thereof, is not leased to the prospective tenant contemplated by Lessor’s memorandum within the time-period set forth in the terms of the third party’s offer and on terms no more favorable to such tenant than originally set forth in such third party offer to Lessee, the Expansion Space shall thereafter continue to be subject to the terms and conditions imposed by this Section 23.1(a) upon third party offers to lease and the first refusal procedure established by this Section 23.1(a) shall be reinstated.

(b)	Should Lessee elect to exercise its Right of First Refusal, the terms and conditions of this Lease shall apply to the Expansion Space, or if Lessee has accepted the Expansion Space in accordance with 23.1 (a)(i) then as modified by the terms of the offer. Rent for the Expansion Space shall be at the then current square meter rental rate except as modified by the terms of the offer if Lessee has accepted in Section 23.1(a) option (i) above.

(c)	Should Lessee exercise its Right of First Refusal, Lessor shall deliver such Expansion Space to Lessee, in Turnover Condition (defined below) whereupon said Expansion Space shall be added to and become a part of the Leased Buildings and shall be governed in all respects by the terms of this Lease except that the terms of the offer upon which Lessee exercised such right shall govern to the extent not covered by the terms of this Lease and (iii) notwithstanding anything herein to the contrary, the Lease Term applicable to such space shall end at the same time, and under the same conditions, as applicable to the Lease Term under this Agreement. As used herein, “Turnover Condition” shall mean broom clean, free of occupants and repair equivalent to the condition of the remainder of the Leased Premises.

23.2.	This Section shall be deemed advanced consent by Lessor to such Expansion Space becoming part of the Leased Premises, and the portion of the building in which the Expansion Space is located shall thereafter be deemed a Leased Building for purposes of this Agreement. By such Expansion Space becoming part of the Leased Premises, Lessee, as the occupant of such Expansion Space, shall have the right to access and ingress to, and egress from, the Lessor Complex for the purpose of using the Leased Buildings in accordance with this Agreement, and to pass and repass to and from the Leased Buildings or any part thereof over and along the Common Areas of the Lessor Complex.

Article 24. Force Majeure

24.1.	Neither Party shall be liable to the other Party for failure of or delay in the performance of any obligations under this Agreement due to causes reasonably beyond its control including (i) war, insurrections, riots, explosions, inability to obtain raw materials due to then current market situation; (ii) natural disasters and acts of God, such as violent storms, earthquakes, floods, and destruction by lightning; (iii) the intervention of any Governmental Entity or changes in relevant laws or regulations which restrict or prohibit either Party’s performance of its obligations under this Agreement or implementation of this Agreement; or (iv) strikes, lock-outs and work-stoppages, which are beyond the reasonable control of the Party claiming the benefit (each, an “Event of Force Majeure”). Upon the occurrence of an Event of Force Majeure, the affected Party shall notify the other Party as soon as possible of such occurrence, describing the nature of the Event of Force Majeure and the expected duration thereof. Notwithstanding the foregoing, Lessee shall be under continuing obligation to make the payments required hereunder for any Rent, Lessor Maintenance Fee, Other Costs and the corresponding VAT payable by Lessee, which was payable by Lessee prior to the occurrence of an Event of Force Majeure.

24.2.	If a Party is unable, by reason of an Event of Force Majeure, to perform any of its obligations under this Agreement, then such obligation shall be suspended to the extent and for the period that the affected Party is unable to perform. If this Agreement requires an obligation to be performed by a specified date, such date shall be extended for the period during which the relevant obligation is suspended due to such an Event of Force Majeure under this Agreement.

Article 25. Coordinating Committee

25.1.	Within thirty (30) days after the date hereof, the Parties shall establish a coordinating committee (the “Coordinating Committee”) which shall consist of four (4) members, two (2) of which shall be appointed by Lessor and two (2) of which shall be appointed by Lessee. Each Party, upon prior written notice to the other Party, may from time to time remove or replace any member appointed by such Party.

25.2.	Except as the Parties may otherwise agree in writing, the Coordinating Committee shall have the power and the responsibility under this Agreement to:

(a)	act as a forum for the liaison between the Parties with respect to the day-to-day implementation of this Agreement;

(b)	subject to Article 17, seek to resolve disputes; and

(c)	undertake such other functions as the Parties may agree in writing.

Article 26. Confidentiality

26.1.	Confidentiality. Neither Party shall, except as expressly permitted by the terms of this Agreement, disclose to any third party the terms and conditions of this Agreement, the existence of this Agreement and any Confidential Information which either Party obtains from the other Party in connection with this Agreement and/or use such Confidential Information for any purposes whatsoever other than those contemplated hereunder, provided, however, that this Agreement (and its terms and conditions) may be disclosed and filed publicly in connection with a public offering of securities by Lessee or its Affiliates. “Confidential Information” shall mean any and all information including technical data, trade secrets or know-how, disclosed by either Party to the other Party in connection with this Agreement, which is marked as “Proprietary” or “Confidential” or is declared by the other Party, whether in writing or orally, to be confidential, or which by its nature would reasonably be considered confidential.

26.2.	The obligation of confidentiality in Section 26.1 shall not apply to any information that: (a) was known to the other Party without an obligation of confidentiality prior to its receipt thereof from the disclosing Party; (b) is or becomes generally available to the public without breach of this Agreement, other than as a result of a disclosure by the recipient Party, its representatives, its Affiliates or the representatives of its Affiliates in violation of this Agreement; (c) is rightfully received from a third party with the authority to disclose without obligation of confidentiality and without breach of this Agreement; or (d) is required by law or regulation to be disclosed by a recipient Party or its representatives (including by oral question, interrogatory, subpoena, civil investigative demand or similar process), provided that written notice of any such disclosure shall be provided to the disclosing Party in advance. If a Party determines that it is required to disclose any information pursuant to applicable law (including the requirements of any law, rule or regulation in connection with a public offering of securities by Lessee or its Affiliates) or receives any demand under lawful process to disclose or provide information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing and providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that receives such request may thereafter disclose or provide information to the extent required by such law or by lawful process.

Article 27. Miscellaneous

27.1.	Exercise of Right. A Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party does not prevent a further exercise of that or of any other right, power or remedy. A failure to exercise a right, power or remedy or a delay in exercising a right, power or remedy by a Party does not prevent such Party from exercising the same right thereafter.

27.2.	Extension; Waiver. At any time during the Lease Term, each of Lessor and Lessee may (a) extend the time for the performance of any of the obligations or other acts of the other or (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any rights under this Agreement may not be waived except in writing signed by the Party granting the waiver or varied except in writing signed by the Parties.

27.3.

Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed duly given only upon delivery to the Party personally (including by reputable overnight courier service), when telecopied (with confirmation of transmission having been received) during normal business hours or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below (or at such other address for a party as shall be specified by such Party by like notice):

If to Lessor, to:

Hynix Semiconductor Inc.

Hynix Youngdong Building 891

Daechi-dong

Kangnam-gu, Seoul 135-738

Korea

Fax: +82 2 3459 3647

Attention: Mr. O.C. Kwon

If to Lessee, to:

MagnaChip Semiconductor, Ltd.

1 Hyangjeong-dong

Heungduk-gu

Cheongju City

Chung Cheong Bok-do

Korea

Fax: +82-43-270-2134

Attention: Dr. Youm Huh

with a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, NY 10112

Telephone: (212) 698-3500

Facsimile: (212) 698-3599

Attention: Geraldine A. Sinatra, Esq.

                 Sang H. Park, Esq.

27.4.	Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.

27.5.	Entire Lease; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written or oral, between the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

27.6.	Severability of Provisions. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be unlawful, invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is unlawful, invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any unlawful, invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unlawful, invalid or unenforceable term or provision.

27.7.	Amendment and Modification. This Agreement (for the avoidance of doubt, including Exhibits attached hereto) may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

27.8.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

27.9.	Election of Remedies. Neither the exercise of nor the failure to exercise a right or to give notice of a claim under this Agreement shall constitute an election of remedies or limit any Party in any manner in the enforcement of any other remedies that may be available to such Party, whether at law or in equity.

27.10.	Language. This Agreement is being originally executed in the English language only. In the event that the Parties agree to have a Korean version of this Agreement following signing, this Agreement may be translated into Korean. The Parties acknowledge that the Korean version of this Agreement shall be for reference purpose only, and in the event of any inconsistency between the two texts, the English version shall control.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

Hynix Semiconductor Inc.

By:
Name:
Title:

MagnaChip Semiconductor, Ltd.

By:
Name:
Title: